Exhibit 99.1

Press Release For more information Investor Contact Neil Russell Vice President, Investor Relations T 281-584-1308	Media Contact Mark Palmer Vice President, Corporate Communications T 281-584-1303
SYSCO REACHES AGREEMENT WITH IRS ON TAX PAYMENT SCHEDULE
Contingent interest uncertainty removed
Federal tax deferral to be paid over next three years
HOUSTON, August 25, 2009 — Sysco Corporation (NYSE: SYY) announced today that it has agreed with the Internal Revenue Service to a payment schedule related to a disputed tax deferral for its Baugh Supply Chain Cooperative.
▪	Sysco agrees to three year payment schedule related to deferred tax liability.

▪	Sysco has sufficient liquidity to pay tax and interest on agreed schedule.

▪	Agreement will result in a modest increase in first quarter fiscal 2010 earnings.
     “Reaching agreement on this matter at this point in time is an appropriate and a favorable development for Sysco because it removes the uncertainty regarding the ultimate resolution of our tax deferral,” said Bill DeLaney, Sysco’s chief executive officer. “Our current cash levels, anticipated future cash flow from operations, and current access to capital are more than sufficient to cover this payment schedule. We are now better positioned to take advantage of investment opportunities that present themselves in the future and to deliver value to our stakeholders.”
Payment Schedule
▪	$104 million by August 31, 2009.

▪	$212 million on September 15, 2009.

▪	$212 million in annual payments to be paid quarterly over three years commencing October 15, 2009 through June 15, 2012.
     While the majority of the $952 million in scheduled payments over the next three years represents the payment of taxes previously deferred and provided for, also included in the August 2009 payment is $41 million representing prior interest the majority of which is not deductible. The company had previously accrued interest during the period of appeals and as a result of this agreement, Sysco expects to record an approximate $30 million after tax income benefit, or $0.05 per diluted share, in its first quarter financial results for fiscal 2010.

     The Cooperative, in place since 2002, administers a consolidated product procurement program to develop, obtain and ensure consistent quality products. This agreement finalizes the federal tax matters related to the Cooperative.
     Additional details regarding the impact of this agreement are contained in the company’s Form 10-K for the year ended June 27, 2009 as filed with the Securities and Exchange Commission.
Conference Call & Webcast
     Sysco management will host a conference call on Tuesday, August 25, 2009 at 10:00 a.m. EST to discuss the agreement. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 186 distribution facilities serving approximately 400,000 customers. For the fiscal year 2009 that ended June 27, 2009, the company generated more than $36 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the company’s ability to fund the cash payments required by the settlement from cash on hand and operating cash flow and the estimated impact of the settlement on earnings per share. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include factors that could negatively impact Sysco’s business, and capital expenditures or acquisitions in excess of those currently anticipated or other unexpected cash requirements. Any of these factors, as well as stock repurchases at historical levels, could result in a need for additional borrowings or other capital. In addition, the diluted earnings per share impact of the settlement is impacted by share repurchases and the number of anti-dilutive stock options excluded from the diluted shares calculation. Risks to Sysco’s business include risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; increased fuel costs; Sysco’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; risks related to the Company’s implementation of its enterprise wide integrated software project, including the risk that the project may not be successfully implemented or may not prove cost effective; and internal factors such as the ability to control expenses. Capital expenditures may vary from those projected based on changes in business plans and other factors, including those described above. For a discussion of additional risk factors, see the Company’s Annual Report on Form 10-K for the year ended June 27, 2009 as filed with the Securities and Exchange Commission.